Helms Management Corp.
                        257 Park Avenue South, 7th Floor
                            New York, New York 10010


                                 April 30, 1998


Mr. David I. Brunson
4 Hawthorne Road
Bronxville, NY  10708

Dear David:

            This letter shall serve to confirm our mutual understanding and agreement in connection with your employment, pursuant to the Amended and Restated Employment Agreement, dated as of April 30, 1998, between North Atlantic Trading Company, Inc. (the "Company") and you.

            1. Grant. Upon the execution and delivery of this letter agreement, Helms Management Corp. ("HMC") hereby grants you an option (the "Option") to purchase 6,536 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock") owned by HMC.

            2. Exercise Price. The Option shall be exercisable at an exercise price of $10.00 per share (the "Exercise Price").

            3. Exercise Period. The Option shall be exercisable from and after the date hereof through and including April 30, 2013, at which time the Option shall terminate and be of no further force or effect.

            4. Withholding. Upon exercise of the Option, the Company shall be entitled to withhold all amounts required to be withheld for federal, state and local income tax purposes.

            5. Stock Dividends, Subdivisions and Combinations. If at any time Company shall:

                  (a) declare and pay a dividend on its Common Stock entitling the holders thereof to receive additional shares of Common Stock,

                  (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or




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Mr. David I. Brunson
April 30, 1998
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                  (c) combine its outstanding shares of Common Stock into a
smaller number of shares of Common Stock,

then (i) the number of shares of Common Stock for which the Option is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Option is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of shares of Common Stock for which the Option is exercisable immediately prior to the adjustment divided by (B) the number of shares for which the Option is exercisable immediately after such adjustment.

            6. Entire Agreement. This letter agreement shall constitute the entire agreement between you and HMC concerning the subject matter hereof and shall constitute full settlement. This agreement supersedes the agreement dated April 14, 1997 between you and Thomas F. Helms, Jr., and such agreement is of no further force or effect.

            If the foregoing reflects our mutual understanding and agreement, please indicate by signing a copy of this letter agreement where indicated below, at which time this letter agreement will become effective as of the date first stated above, and will constitute a legally binding agreement between us.


                              Very truly yours,

                              HELMS MANAGEMENT CORP.

                              By: /s/ Thomas F. Helms, Jr.
                                  ---------------------------------
                                  Thomas F. Helms, Jr.
                                  President

Agreed to as of the
date first stated above.

/s/ David I. Brunson
-----------------------------
David I. Brunson